CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #751 to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our report dated October 29, 2018 on the financial statements and financial highlights of the Villere Balanced Fund and Villere Equity Fund, each a series of Professionally Managed Portfolios.   Such financial statements and financial highlights appear in the 2018 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

Philadelphia, Pennsylvania
December 18, 2018